EXHIBIT 99.1

United-Guardian Reports Record Sales and Earnings

HAUPPAUGE, N.Y., March 24, 2010 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) reported today that sales and earnings for FY-2009 both reached record levels. Sales for the year were up 8% from $12,292,147 in 2008 to $13,276,984 in 2009, and net income increased 23% from $3,162,931 ($0.64 per share) to $3,878,963 ($0.78 per share).

Ken Globus, President of United-Guardian, stated, "We are very happy to report that we had another excellent year in 2009, with both sales and earnings reaching new highs. We were especially pleased to be able to reach these record levels despite the difficult economic climate of this past year. The continuing success of our joint marketing efforts with our global marketing partners, as well as our efforts to keep both our raw material and administrative costs down, were some of the reasons for our very successful year. We have also seen significant increases in the growth of our medical products line over the past year, and expect to continue to see sales increases both in that line as well as our cosmetic ingredient line. Based on first quarter sales to date we are hopeful that this trend will continue as the global economy continues to improve and we continue to expand our line of products."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

The United-Guardian, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6000

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

United-Guardian, Inc.
RESULTS FOR THE YEARS ENDED DECEMBER 31, 2009 AND DECEMBER 31, 2008

INCOME STATEMENT DATA

	Years ended December 31,
	2009	2008

Net sales	$13,276,984	$12,292,147

Costs and expenses
Cost of sales	5,324,257	5,411,404
Operating expenses	2,608,478	2,698,671
	7,932,735	8,110,075
Income from operations	5,344,249	4,182,072

Other income (expense)
Investment income	395,261	492,443
Gain (loss) on sale of assets	420	(7,763)
	395,681	484,680
Income from operations before income taxes	5,739,930	4,666,752

Provision for income taxes	1,860,967	1,503,821
Net income	$3,878,963	$3,162,931

Earnings per common share (basic and diluted)	$.78	$.64

Weighted average shares (basic and diluted)	4,946,439	4,946,439

BALANCE SHEET DATA

	December 31
	2009	2008
Current assets	$17,656,565	$15,785,392
Certificates of deposit, due 2010	--	271,976
Property, plant, and equipment (net)	946,711	951,979
Other assets	113,016	274,276
Total assets	$18,716,292	$17,283,623

Current liabilities	$2,920,674	$2,548,712
Deferred income taxes	138,007	28,616
Total liabilities	$3,058,681	$2,577,328

Stockholders' equity	$15,657,611	$14,706,295
Total liabilities and stockholders' equity	$18,716,292	$17,283,623
CONTACT:  United-Guardian, Inc.
          Robert S. Rubinger
          (631) 273-0900